Exhibit 99.1

IDT Reports Results for Third Quarter Fiscal 2008

NEWARK, NJ — June 4, 2008 — IDT Corporation (NYSE: IDT, IDT.C) announces operating results for the third quarter of fiscal 2008, the three months ended April 30, 2008.

•	Q3 revenues: $453.2 million, down 6.6% year-over-year.

•	Q3 net loss: ($82.2) million, versus net loss of ($15.9) million one year ago.

•	Q3 loss from operations ($70.5) million, compared with ($48.0) million in the year-ago period.

•	Q3 net loss per share ($1.10), versus net loss per share of ($0.20) one year ago.

•	Cash, cash equivalents, marketable securities, and investments totaled $393.9 million as of the end of the third fiscal quarter.

SUMMARY OF OPERATING RESULTS

The following table summarizes the operating performance of IDT’s continuing businesses:

$ millions	Revenues			Income (Loss) from Operations
	Q308	Q208	Q307	Q308	Q208	Q307
Wholesale Telecom	$248.1	$264.4	$289.2	($10.4)	$1.9	($6.2)
Prepaid Products	182.8	202.9	230.7	(24.5)	(15.1)	(16.9)
Consumer Phone Services	20.8	23.0	30.7	7.6	4.0	3.9
Inter-segment	(90.6)	(103.9)	(134.9)	—	—	—

IDT Telecom Total	361.0	386.3	415.6	(27.3)	(9.2)	(19.2)
IDT Energy	66.3	65.1	57.3	0.9	1.9	2.5
IDT Capital	13.5	13.0	11.5	(17.0)	(14.4)	(8.8)
IDT Carmel	12.5	12.4	1.0	1.9	(12.2)	(3.3)
Corporate	—	—	—	(28.9)	(19.0)	(19.1)

Total IDT	$453.2	$476.7	$485.4	($70.5)	($52.9)	($48.0)

Columns in table may not add accurately due to rounding.

In Q1 2008 we changed our accounting for IDT Carmel operations, as described below. This change accounts for the majority of the changes in revenues from IDT Carmel operations as compared to the year-ago period.

RECENT DEVELOPMENTS

On February 15, 2008, we announced the formation of a new IDT division, the American Shale Oil Corporation (AMSO), to manage IDT’s U.S. oil shale ventures, including the company’s majority stake in E.G.L. Oil Shale LLC (EGL), which was acquired in two transactions, in January and April of 2008, for a total consideration of $5.5 million. EGL is one of three holders of 10-year leases granted by the U.S. Bureau of Land Management to research, test and demonstrate the potential for commercial oil shale production in western Colorado.

On February 7th, we closed on the purchase of our headquarters building at 520 Broad St., Newark NJ, for $24.8 million in cash and the assumption of the remainder of the existing mortgage on the building in the amount of $26.9 million.

In March, we received payment of approximately $46 million for the Altice One lawsuit settlement recognized in Q1 2008.

On March 27th, we announced that we have appointed Grant Thornton LLP as our independent auditors. The change was not the result of any disagreement between the company and Ernst & Young LLP, our prior independent auditors.

On April 1st, we announced further executive changes as part of a broader restructuring program designed to cut costs and achieve profitability. Liore Alroy replaced Motti Lichtenstein as CEO of IDT Telecom. Also, Marc J. Oppenheimer, COO of IDT Corporation, has resigned from that position and will be leaving the company.

As we restructure, we have recognized severance and associated charges in recent quarters. In the third quarter we recognized $16.5 million in consolidated restructuring charges, primarily for severance, of which $12.0 million was due to changes at IDT Telecom and $4.5 million related to Corporate, mostly resulting from the elimination of certain positions. Also during the quarter we accrued a $10.5 million pre-tax litigation charge (which impacts the Corporate SG&A) to reserve for a litigation judgment which we are currently appealing.

RESULTS OF IDT TELECOM OPERATIONS

Telecom Line of Business Detail

$ millions	Q2 07	Q3 07	Q4 07	FY 07	Q1 08	Q2 08	Q3 08
REVENUES
TOTAL	447.0	415.6	431.9	1765.7	402.6	386.3	361.0

Prepaid Products	251.6	230.7	228.7	971.8	208.9	202.9	182.8
CC- United States	204.9	180.0	175.1	776.0	159.5	161.5	139.2
CC- Europe	25.9	25.4	27.5	104.7	23.4	24.1	22.2
CC- Rest of World	7.8	10.1	7.4	32.5	8.1	7.9	7.6
Other	12.9	15.2	18.8	58.7	17.8	9.4	13.8
Wholesale	314.6	289.2	301.8	1220.6	280.1	264.4	248.1
Intersegment Revenues	153.5	134.9	128.6	575.5	111.6	103.9	90.6
Wholesale -Third Party	161.1	154.3	173.1	645.1	168.5	160.5	157.4
Consumer Phone Services	34.3	30.7	30.0	148.8	25.3	23.0	20.8
United States	33.4	29.5	28.4	127.1	23.5	21.1	19.0
Europe	—	—	—	17.5	—	—	—
Other	.8	1.2	1.6	4.2	1.7	1.9	1.8
GROSS PROFIT
TOTAL	86.2	80.6	75.1	349.6	86.9	84.8	78.7

Prepaid Products	34.4	37.3	32.2	154.3	38.5	38.2	33.4
Wholesale	36.5	30.6	27.6	130.9	35.7	36.0	31.8
Consumer Phone Services	15.3	12.8	15.4	64.5	12.7	10.6	13.6

GROSS MARGIN
TOTAL	19.3%	19.4%	17.4%	19.8%	21.6%	22.0%	21.8%

Prepaid Products	13.7%	16.2%	14.1%	15.9%	18.4%	18.8%	18.3%
Wholesale	11.6%	10.6%	9.1%	10.7%	12.8%	13.6%	12.8%
Consumer Phone Services	44.8%	41.6%	51.3%	43.3%	50.2%	46.2%	65.2%

SG&A Including Bad Debt
TOTAL	81.3	80.5	113.0	358.5	78.4	78.0	77.1

Prepaid Products	45.5	45.8	86.2	218.8	46.8	46.0	42.4
Wholesale	26.4	26.4	22.4	99.3	24.6	25.8	29.8
Consumer Phone Services	9.3	8.3	4.4	40.4	7.0	6.2	4.9
United States	7.7	6.5	2.8	25.3	5.6	4.7	3.4
Europe	—	—	—	8.8	—	—	—
Other	1.7	1.8	1.6	6.3	1.4	1.5	1.4

IDT Telecom carried 5.56 billion minutes of traffic for third-party customers in the third quarter of fiscal 2008, a decrease of 4.5% sequentially, and 0.7% versus Q3 2007. Revenues declined 6.6% sequentially and 13.1% compared with the 2007 third quarter. IDT Telecom’s ($27.3) million loss from operations compares to the year-ago loss of ($19.2) million, and the Q2 2008 loss of ($9.2) million.

For IDT Telecom overall, gross profit dollars were 2.3% lower than the year-ago figure and 7.2% lower than the immediately preceding quarter, even though this quarter benefited from the favorable settlement of a longstanding dispute with a telecom supplier and from continued focus on reducing connectivity costs. SG&A expenses fell 4.2% versus one year ago, and 1.2% sequentially, despite one-time expenses related to the Altice One settlement in the current quarter and additional consulting expenses due to a consulting agreement with Mr. Lichtenstein, former CEO of IDT Telecom. Depreciation and amortization expenses for IDT Telecom fell from $18.1 million in the year-ago period and $14.4 million in the second quarter of 2008 to $14.3 million in the current quarter. A $12.0 million restructuring expense in the quarter relating to eliminating positions to reduce expenses was incurred primarily by Wholesale ($4.8 million) and Prepaid Products ($6.5 million).

Wholesale Telecommunications Services

Wholesale revenues from third-party customers during the quarter increased 2.1% year-over-year but decreased 1.9% sequentially, which is partially explained by the current quarter being two days (2.2%) shorter than Q2. Inter-segment sales continued to decline, primarily as a result of the continued decline in minutes sold by our U.S. calling card business. Total Wholesale segment revenues declined 6.2% sequentially and 14.2% from the third quarter one year ago. In the third quarter, Wholesale carried 5.47 billion minutes, a 0.4% and 4.3% decline compared to the minutes volume delivered in the third quarter one year ago and in Q2 2008, respectively. Gross profit dollars of $31.8 million in Q3 2008 increased 3.9% year-over-year and declined 11.7% sequentially. Gross margins of 12.8% declined sequentially, but were markedly stronger than the 10.6% of the year-ago quarter. Wholesale SG&A expenses increased 12.9% year-over-year and 15.6% sequentially, primarily due to the recognition of expenses associated with the Altice One settlement. Also, depreciation and amortization expense declined 20.5% year-over-year and 0.3% sequentially. The Wholesale Telecom loss from operations of ($10.4) million compares with ($6.2) million in the year-ago quarter and a $1.9 million operating profit in Q2 2008.

Prepaid Products

Prepaid Products revenues during the quarter decreased 9.9% versus Q2 2008 and decreased 20.8% from the third quarter one year ago. In the third quarter, our global prepaid products business terminated 2.04 billion minutes, as compared to 2.24 billion minutes in the second quarter of fiscal 2008 and 2.59 billion minutes in 2007’s third quarter.

Gross profit margins of 18.3% in the third quarter of fiscal 2008 for Prepaid Products were slightly weaker than the Q2 figure, but still stronger than those recorded for most of fiscal 2007. SG&A expenses for Prepaid Products decreased 7.4% versus the prior year dollar amount and 7.8% versus Q2 2008. SG&A expenses as a percentage of Prepaid Products revenues were 23.2% in Q3 2008, versus 19.9% in the year-ago quarter and 22.7% in Q2 2008. Also, depreciation and amortization expense declined 21.8% year-over-year and 0.2% sequentially. The Prepaid Products operating loss of ($24.5) million compares with ($16.9) million a year ago and ($15.1) million in the second quarter of 2008.

Consumer Phone Services

Consumer Phone Services revenues for the third quarter were 9.7% lower than those recorded in the second quarter of fiscal 2008, and 32.3% lower than last year’s comparable quarter due to continued attrition of customers. Our strategy is to continue to manage this business for cash-flow maximization. In the third quarter, we were able to reduce direct costs by 41.7% and 59.7% compared with the Q2 2008 and year-ago levels, respectively, primarily due to the favorable settlement of a long-standing dispute with one of our telecom suppliers. Additionally, we reduced SG&A expenses by 21.6% and 41.1%, compared with the Q2 2008 and year-ago levels, respectively. As a result, we recorded gross margins of 65.2% in the quarter, compared with margins in a range of 46.2% to 51.3% in the previous three quarters. We do not expect gross margins in excess of 52% in future quarters. Income from operations increased 89.5% and 93.4% compared with the Q2 2008 and year-ago levels, respectively, to $7.6 million.

RESULTS OF IDT ENERGY OPERATIONS

$ millions, except %	Q2 07	Q3 07	Q4 07	FY 2007	Q1 08	Q2 08	Q3 08
REVENUES	$51.9	$57.3	$45.3	$190.7	$42.1	$65.1	$66.3
GROSS PROFIT	7.1	6.4	4.6	26.5	5.4	6.8	6.4
GROSS MARGIN %	13.7%	11.2%	10.1%	13.9%	12.9%	10.4%	9.7%
SG&A, including bad debt	3.5	4.0	4.0	15.0	3.8	4.7	5.5
ENDING METERS SERVED (000)	271	284	300	300	312	318	343

IDT Energy increased its base of meters served 20.6% in Q3 2008 compared to the year-ago period, and 7.9% versus the Q2 2008 total. IDT Energy continues to expand its customer base opportunistically in New York with the goal of acquiring profitable customers in low-risk markets; more specifically in regions where receivables are guaranteed under purchase of receivables (POR) programs, billing is handled by the utility, and commodity procurement can be effectuated on a real-time market basis. IDT Energy regularly monitors other deregulated markets to determine if they are ripe for entry, and will initiate the licensing process in any selected region, should deregulated conditions develop favorably.

Revenues increased 15.8% compared with the year-ago period, driven by an 18.6% increase in gas meters, a 22.1% increase in electric meters, and increases in our average quarterly pricing of about 11% for gas and 2% for electricity. This was moderately offset by lower consumption per meter versus the year ago period, primarily related to gas consumption per meter.

Gross margins in IDT Energy for the quarter were 9.7%, compared with 11.2% in the year-ago period. Operating income for the quarter fell to $0.9 million from $2.5 million in the year-ago period due primarily to an increase in SG&A of $1.5 million compared to Q3 2007. The largest contributor to this increase was expenses related to gross customer additions. Gross customer additions were almost double those of the year-ago period, as we continue to take advantage of market opportunities to acquire profitable customers. IDT Energy plans to continue to target margins per unit that will achieve profitability, and will take advantage of its natural short position in the commodity markets to maximize the margin per unit, as they arise. Additionally, the Company will continue to employ a conservative, non-speculative risk management policy to help protect its margins.

RESULTS OF IDT CAPITAL OPERATIONS

$ millions, except %	Q2 07	Q3 07	Q4 07	FY 2007	Q1 08	Q2 08	Q3 08
REVENUES
TOTAL	$12.8	$11.5	$13.6	$50.9	$13.6	$13.0	$13.5
Local Media	5.4	4.9	6.7	23.0	6.0	5.2	5.4
Internet Mobile Group	0.1	0.1	1.5	1.7	2.3	2.4	2.6
Alternative Energy	—	—	—	—	—	—	—
All Other	7.3	6.5	5.4	26.2	5.4	5.4	5.4
GROSS PROFIT
TOTAL	8.7	5.0	7.4	27.9	6.0	5.8	5.1
Local Media	3.9	3.1	4.9	16.2	4.4	3.4	3.7
Internet Mobile Group	0.1	0.1	0.6	0.8	0.9	1.0	1.1
Alternative Energy	—	—	—	—	—	—	—
All Other	4.7	1.8	1.9	10.9	0.7	1.4	0.3
GROSS MARGIN %
TOTAL	68.1%	43.1%	54.2%	54.9%	43.9%	44.7%	37.5%
Local Media	72.6%	62.6%	73.3%	70.7%	72.7%	66.2%	67.6%
Internet Mobile Group	100.0%	83.5%	37.9%	43.2%	39.5%	42.1%	41.8%
Alternative Energy	—	—	—	—	—	—	—
All Other,	64.5%	27.7%	34.7%	41.6%	13.4%	25.3%	5.0%
SG&A, including bad debt
TOTAL	10.5	11.8	14.3	45.5	14.3	17.6	13.6
Local Media	4.3	4.1	5.0	17.0	4.6	5.2	4.7
Internet Mobile Group	1.0	0.6	1.5	3.4	1.9	2.6	2.4
Alternative Energy	—	—	—	—	—	—	—
All Other	5.3	7.1	7.8	25.2	7.8	9.8	6.4

IDT Capital consists of the IDT Local Media businesses (principally the CTM brochure distribution operation and other advertising-based new product initiatives geared towards small to medium sized businesses, plus our WMET Washington, D.C. based AM radio station), the Internet Mobile Group (Zedge—a social networking website providing a free creation and distribution platform for mobile content—and our majority holding in IDW Publishing, an established leader in the publication of comic books and graphic novels), and Alternative Energy which consists of AMSO, our U.S. shale oil research and development business and other alternative energy initiatives. IDT Capital also contains some of our intellectual property as well as other smaller businesses, some of which are early stage initiatives, and other smaller initiatives in the process of being shut down. During the quarter, we shut down our Depot USA project, which we decided not to pursue.

In Q3 2008, IDT Capital reported a revenue increase of 16.7% year-over-year and 3.8% sequentially. The primary reason for the revenue increase compared with the year-ago period is the Internet Mobile Group’s acquisition of its stake in IDW. IDT Capital reported an operating loss of ($17.0) million in the third quarter of fiscal 2008, versus a loss of ($8.8) million in the year-ago quarter and ($14.4) million in Q2 2008.

In Q3 2008, ($6.2) million of IDT Capital’s operating loss was the result of including Alternative Energy. In the sequential comparison, IDT Capital improved its operating performance by $3.6 million, excluding the impact of Alternative Energy. Of this improvement, $2.4 million was attributable to other smaller Capital businesses. We closed down our Puerto Rico call center which eliminated associated costs, and reduced litigation expenses, offset by charges associated with downsizing our Israeli call center due to our focus on lowering costs. The remaining sequential improvement (excluding Alternative Energy) was predominantly due to Local Media’s reducing SG&A expenses while increasing gross profits.

In addition to the impact of Alterative Energy on the comparison with the year ago quarter, the Internet Mobile Group increased its SG&A expenses more than its gross profits. Also, our results from our Israeli call center and litigation expenses contributed greater losses than in the year-ago quarter.

Local Media

Local Media reported a revenue increase of 10.1% and 4.9% versus the year-ago quarter and sequentially, respectively. Its operating loss of ($1.4) million represented a 1.7% deterioration year-over-year, but a 38.4% improvement sequentially. Aside from the effects of increasing revenues, most of the change in operating profits was due to increased spending on SG&A devoted to the Local Media New Products Group.

CTM Brochure Display has shown strength both from a year over year as well as quarter over quarter perspective. CTM has been successfully upselling its existing customer base other relevant products, such as printing services and advertising in its owned tourism guides. In addition, various divisional restructurings have resulted in a reduction in sales SG&A while not adversely affecting sales growth. CTM continues to test new products. Similarly, the New Products Group within Local Media has been testing new media products, such as search engine marketing, with small to medium sized businesses.

Internet Mobile Group

The Internet Mobile Group reported a revenue increase of 11.2% sequentially to $2.6 million. The year-ago comparison is not meaningful because the group was just being formed a year ago. The Q3 2008 operating loss was ($1.5) million, versus ($1.8) million in the second quarter.

Zedge (http://www.zedge.net), the online user-generated mobile content and social networking community which is a major component of the Internet Mobile Group, released its 3.0 site design in April 2008. The newly streamlined website makes it significantly easier for users to find the content that they want, connect with one another, and create and share content. The site has 9.8 million registered users (a 33.3% increase sequentially), mostly men in the 18 to 35 year old age bracket. An average of 20,000 new members are registering each day. Members upload about 7,500 items of content per day; this is a 45% increase since the new site launched. The content library is up to 1.5 million items such as ringtones, wallpaper, games and themes. Zedge, which has a truly international following, has become one of the most popular sites for mobile content in the U.K. About one million content items are downloaded per day, a 30% increase with the new site. There are close to 5 million unique users per month, up from 4 million in Q2 2008, and 10 million page views per day. Further developments planned for Zedge include algorithms to match the content displayed to the country from which the user is logging on, and adding a mobile registration capability.

Zedge is planning to build advertising revenue by introducing direct revenue streams on the site through sales force channels. We are working toward making the group break-even by the end of fiscal 2009.

IDW Publishing, the other business in the IDT Internet Mobile Group, publishes 35 to 40 graphic novel titles a month. Recent successful titles include Angel, Transformers, Speed Racer, Doctor Who, and Star Trek. Michael Recycle, the first book published by our new children’s imprint, Worthwhile Books, is selling well at comic stores, bookstores, book fairs, through a prominent catalog, and as an endcap in a national discount chain. In April 2008, artist Ben Templesmith, whose professional comic book debut, 30 Days of Night was made into a major motion picture in 2007, signed an exclusive contract with IDW Publishing. He will continue writing certain current series, notably Wormwood Gentleman Corpse, create new series, the first of which, Welcome to Hoxford, has already been identified, and also associate with IDW Publishing for everything he writes for print. He plans to release two books in August.

Alternative Energy

The planning phase for the RD&D (Research, Development and Demonstration) project for Alternative Energy is continuing and we expect to initiate field work later this year, after the Bureau of Land Management approves the plan of operations. We will begin with characterizing the site to better understand the oil shale resource as well as the hydrology. Our total expenditures and their timing will depend on a number of factors, including the early results of our R&D. Should we decide not to fund further research after benchmarks have been achieved, our equity stake will be reduced. We expect our Q4 2008 funding to be approximately $2 million.

RESULTS OF IDT CARMEL OPERATIONS

$ millions, except %	Q2 07	Q3 07	Q4 07	FY 2007	Q1 08	Q2 08	Q3 08
REVENUES	$0.8	$1.0	$1.8	$5.5	$9.7	$12.4	$12.5
GROSS PROFIT	(0.9)	(2.3)	(3.6)	(6.3)	3.3	5.7	3.8
GROSS MARGIN %	-113.7%	-241.3%	-202.9%	-116.7%	34.2%	46.0%	30.4%
SG&A	1.0	1.0	1.5	4.2	1.2	1.7	1.8
BAD DEBT EXPENSE	—	—	—	—	—	16.1	—
RECEIVABLES UNDER MANAGEMENT	14.3	34.3	51.1	51.1	81.1	90.3	82.0
FACE AMOUNT OF PURCHASES	159	300	372	990	412	344	0
NET EXPENDITURES TO PURCHASE RECEIVABLES	13	28	31	79	37	30	0

IDT Carmel recorded an operating profit of $1.9 million for the third quarter of fiscal 2008, compared with losses of ($3.3) million in the year-ago period and ($12.2) million in the preceding quarter. IDT Carmel’s revenues increased by $11.5 million when compared to the year-ago period and were virtually flat sequentially. Direct costs increased 30.6% sequentially and SG&A expenses rose 5.7% sequentially. The revenue increase and the consequent operating profits compared to fiscal 2007 resulted primarily from changing the method of accounting from Cost Recovery to Effective Yield for recognizing revenue in our purchased debt portfolios business. Under Effective Yield, revenue is recognized on a calculated internal rate of return based on our gross cash flow expectations for each portfolio. Under Cost Recovery, no revenue is recognized until the cost of the portfolio is completely recovered or sold. Also contributing to the increase in revenue versus the year-ago period, the total amount of receivables under management increased to $82.0 million at the end of Q3 2008 from $34.3 million at the end of Q3 2007. Revenue was flat sequentially because under the Effective Yield Method revenues decrease as portfolios age and there were no portfolio purchases in Q3 2008. This decrease was offset by two portfolio resales in Q3 2008 and the revenues from several portfolios purchased at the end of Q2 2008 for which we began recording revenue in Q3 2008.

IDT CONFERENCE CALL INFORMATION

Conference call today, June 4, 2008, at 5:00 PM Eastern Time.

•	From the U.S., please dial 877-407-8033, Passcode IDT.

•	International callers, please dial 201-689-8033, Passcode IDT.

•	Replay available for one week at:

1-877-660-6853, Account #: 286; Conference ID #: 286712 for domestic callers, or

1-201-612-7415, Account #: 286; Conference ID #: 286712 for international callers.

•

Webcast of the conference call will be available at the direct link on www.idt.net. An archived copy of the call will be available at the IDT Website, in the Investor Relations section under the Presentations heading for at least six months after the call.

•	Additional financial and statistical information is available on the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

ABOUT IDT CORPORATION

IDT Corporation is a multinational holding company with operations that span several industries. Our principal businesses consist of:

•

IDT Telecom, through which we provide telecommunications services and products worldwide to retail and wholesale customers, including prepaid and rechargeable calling cards, consumer local and long distance service, prepaid wireless phone services and wholesale carrier services;

•	IDT Energy, which operates our Energy Services Company, or ESCO, in New York State;

•	IDT Carmel, our receivables portfolio management and collection business;

•	American Shale Oil Corporation (AMSO), formed in February 2008 to manage IDT’s U.S. oil shale ventures;

•

IDT Local Media, which is primarily comprised of CTM Brochure Display, our brochure distribution company and other advertising-based new product initiatives geared towards small to medium sized businesses, plus the WMET-AM radio station in the Washington D.C. metropolitan area; and

•

IDT Internet Mobile Group, which is a new media company that leverages digital, mobile, and traditional distribution mechanisms to create and distribute content. It does this through its Zedge and IDW arms. Zedge is a website and platform geared toward the production and distribution of mobile content. IDW is a comics, graphic novel, and children’s book publisher that creates and licenses original IP.

We also hold assets and operate other smaller or early-stage initiatives and operations, including intellectual property held in units of IDT Capital, IDT Spectrum, which holds a significant number of Federal Communications Commission licenses for commercial fixed wireless spectrum in the United States, IDT Global Israel, which is primarily comprised of call center operations, and certain real estate investments.

IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to various risks and uncertainties. These risks and uncertainties include, but are certainly not limited to the specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Contact

Bill Ulrey

973-438-3838

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Revenues	$453,248	$485,356	$1,398,039	$1,520,182
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	359,276	395,654	1,099,388	1,205,893
Selling, general and administrative (i)	118,551	112,283	350,771	327,163
Research and development	8,885	55	9,808	4,814
Bad debt	3,078	3,100	24,373	7,481
Depreciation and amortization	17,460	20,500	52,027	60,476
Restructuring and severance charges	16,537	1,756	20,719	8,082

Total costs and expenses	523,787	533,348	1,557,086	1,613,909
Arbitration award	—	—	40,000	—
Gain on sale of U.K.-based Toucan business	—	—	—	44,671

Loss from operations	(70,539)	(47,992)	(119,047)	(49,056)
Interest (expense) income, net	(301)	4,762	5,301	13,518
Other (expense) income, net	(8,348)	30,643	(9,633)	29,222

Loss from continuing operations before minority interests and income taxes	(79,188)	(12,587)	(123,379)	(6,316)
Minority interests	(345)	(2,699)	(980)	(9,059)
Provision for income taxes	(2,193)	(638)	(9,012)	(4,664)

Loss from continuing operations	(81,726)	(15,924)	(133,371)	(20,039)
Discontinued operations, net of tax:
Loss from discontinued operations	—	—	—	(7,165)
(Loss) gain on sale of discontinued operations	(485)	—	(4,529)	198,235

Total discontinued operations	(485)	—	(4,529)	191,070

Net (loss) income	$(82,211)	$(15,924)	$(137,900)	$171,031

Earnings per share:
Basic and diluted:
Loss from continuing operations	$(1.09)	$(0.20)	$(1.74)	$(0.24)
Total discontinued operations	(0.01)	—	(0.06)	2.32

Net (loss) income	$(1.10)	$(0.20)	$(1.80)	$2.08

Weighted-average number of shares used in calculation of basic and diluted earnings per share	75,014	81,357	76,553	82,417

Dividends declared per common share	—	$0.25	—	$0.25

(i) Stock-based compensation included in selling, general and administrative expenses	$—	$1,473	$3,221	$5,924

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2008	July 31, 2007
	(Unaudited)	(Audited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$143,127	$153,845
Marketable securities	126,100	388,140
Trade accounts receivable, net of allowance for doubtful accounts of $21,549 at April 30, 2008 and $19,654 at July 31, 2007	163,477	164,802
Prepaid expenses	20,465	28,920
Investments	43,356	—
Other current assets	54,074	60,452

Total current assets	550,599	796,159
Property, plant and equipment, net	269,389	251,318
Goodwill	100,805	101,515
Licenses and other intangibles, net	10,111	13,824
Investments	81,335	119,052
Deferred income tax assets, net	233,996	—
Other assets	87,219	78,465

Total assets	$1,333,454	$1,360,333

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$65,740	$47,467
Accrued expenses	219,057	288,017
Deferred revenue	94,268	112,757
Capital lease obligations—current portion	11,277	21,049
Notes payable—current portion	4,172	8,095
Other current liabilities	7,066	17,598

Total current liabilities	401,580	494,983
Income taxes payable	365,603	—
Deferred income tax liabilities, net	—	105,049
Capital lease obligations—long-term portion	11,948	23,401
Notes payable—long-term portion	106,679	82,847
Other liabilities	9,137	12,928

Total liabilities	894,947	719,208
Minority interests	8,427	10,963
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 25,075 and 25,075 shares issued and 14,542 and 14,996 shares outstanding at April 30, 2008 and July 31, 2007, respectively	251	251
Class A common stock, $.01 par value; authorized shares—35,000; 9,817 shares issued and outstanding at April 30, 2008 and July 31, 2007	98	98
Class B common stock, $.01 par value; authorized shares—200,000; 63,640 and 63,261 shares issued and 51,017 and 56,043 shares outstanding at April 30, 2008 and July 31, 2007, respectively	636	633
Additional paid-in capital	715,049	711,103
Treasury stock, at cost, consisting of 10,533 and 10,079 shares of common stock and 12,623 and 7,218 shares of Class B common stock at April 30, 2008 and July 31, 2007, respectively	(285,461)	(240,355)
Accumulated other comprehensive income	9,544	10,750
Retained earnings (deficit)	(10,037)	147,682

Total stockholders’ equity	430,080	630,162

Total liabilities and stockholders’ equity	$1,333,454	$1,360,333

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended April 30,
	2008	2007
	(In thousands)
Net cash used in operating activities	$(108,337)	$(83,671)
Investing activities
Capital expenditures	(15,149)	(26,358)
Purchase of building	(24,778)	—
Collection of notes receivable, net	14,789	228
Investments and acquisitions, net of cash acquired	(21,829)	(4,094)
Proceeds from sale of investments	10,945	—
Proceeds from sale of building	4,872	—
Proceeds from sale of IDT Entertainment, net of cash sold and transaction costs	—	261,604
Proceeds from sale of U.K.-based Toucan business, net of transaction costs	—	38,380
Purchase of debt portfolios	(67,331)	(47,276)
Principal collections and proceeds from resale of debt portfolios	20,399	14,399
Proceeds from sales and maturities of marketable securities	633,242	1,331,938
Purchases of marketable securities	(387,808)	(1,325,194)

Net cash provided by investing activities	167,352	243,627
Financing activities
Dividends paid	—	(20,560)
Distributions to minority shareholders of subsidiaries	(3,897)	(9,860)
Proceeds from exercises of stock options	94	5,195
Proceeds from employee stock purchase plan	808	1,075
Proceeds from sale leaseback transactions on capital leases	—	13,283
Repayments of capital lease obligations	(22,340)	(15,594)
Repayments of borrowings	(3,032)	(2,876)
Repurchases of common stock and Class B common stock	(45,279)	(3,918)

Net cash used in financing activities	(73,646)	(33,255)
Discontinued operations
Net cash used in operating activities	—	(20,261)
Net cash provided by investing activities	—	3,847
Net cash provided by financing activities	—	7,536

Net cash used in discontinued operations	—	(8,878)
Effect of exchange rate changes on cash and cash equivalents	3,913	5,601

Net (decrease) increase in cash and cash equivalents	(10,718)	123,424
Cash and cash equivalents, beginning of period	153,845	151,192 (*)

Cash and cash equivalents, end of period	$143,127	$274,616

Supplemental schedule of non-cash investing and financing activities
Assumption of mortgage payable in connection with the purchase of the Company’s headquarters office building	$26,851	$—

Receipt of the Company’s Class B common stock and IDT Telecom shares as part of the proceeds from the sale of IDT Entertainment	$—	$226,649

Receipt of marketable securities as part of the proceeds from the sale of U.K.-based Toucan business	$—	$7,851

(*)	Includes cash and cash equivalents of discontinued operations of $32.1 million as of July 31, 2006.

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED APRIL 30, 2008

(In thousands)	Total IDT Corporation	Inter- Segment	Wholesale Telecom	Prepaid Products Telecom	CPS Telecom	IDT Carmel	IDT Energy	IDT Capital	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$453,248	($90,619)	$248,062	$182,762	$20,779	$12,513	$66,290	$13,461	$—
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	359,276	(90,619)	216,288	149,375	7,223	8,726	59,870	8,413	—
Selling, general and administrative	118,551	—	29,685	40,411	4,287	1,783	5,337	13,390	23,658
Research and development	8,885	—	—	2,648	—	—	—	6,237	—
Bad debt	3,078	—	114	2,014	581	—	203	166	—
Depreciation and amortization	17,460	—	7,651	6,260	403	115	30	2,252	749
Restructuring and severance charges	16,537	—	4,762	6,516	689	30	—	29	4,511

Total costs and expenses	523,787	(90,619)	258,500	207,224	13,183	10,654	65,440	30,487	28,918

(Loss) income from operations	(70,539)	$—	$(10,438)	$(24,462)	$7,596	$1,859	$850	$(17,026)	$(28,918)

Interest expense, net	(301)
Other expense, net	(8,348)

Loss from continuing operations before minority interests and income taxes	(79,188)
Minority interests	(345)
Provision for income taxes	(2,193)

Loss from continuing operations	(81,726)
Loss on sale of discontinued operations	(485)

Net loss	$(82,211)